UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: November 12, 2009

SOCIALWISE, INC.

A Colorado Corporation

(Exact name of registrant as specified in its charter)

COLORADO	000-27145	33-0756798
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

6440 Lusk Blvd., Suite 200

San Diego California 92121

 (Address of principal executive offices)

(858) 677-0080

 (Registrant’s telephone number)

 (Former name, former address and former fiscal year,
if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02    Unregistered Sales of Equity Securities

Beginning July 3, 2009 through November 12, 2009 (the date of this report), Socialwise, Inc., a Colorado corporation ("we," "us," "our," or the "Company"), entered into subscription agreements with 37 accredited investors pursuant to which we issued 2,079,500 shares of our common stock and warrants to purchase an additional 1,192,125 shares of our common stock at exercise prices ranging from $0.60 to $1.00 per share for a period of two years after their date of issuance, in exchange for gross proceeds totaling $905,300 ($831,870 net of cash expenses totaling $73,430).  We will also issue 90,530 shares of our unregistered common stock and warrants to purchase 29,200 shares of our common stock at an exercise price of $0.60 as compensation in connection with the transaction.

The investors in these sales of equity securities met the accredited investor definition of Rule 501 of the Securities Act.  The sales and issuances of equity securities were made in private placements under Section 4(2) of the Securities Act and/or Rule 506 of Regulation D under the Securities Act.  The offering was not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by the investor in connection with the offering.

From July 1, 2009 through November 12, 2009, we entered into agreements with seven consultants and/or advisors in which we compensated them either through the issuance of shares of our common stock or through the issuance of warrants to purchase our common stock in the future.  In connection with these agreements, we issued a total of 104,000 shares of common stock and warrants with terms ranging from two to five years and exercise prices ranging from $0.50 to $0.76 per share to purchase up to 545,482 shares of our common stock.  As consideration, the Company has received services and/or will receive future services from these consultants and advisors.  These issuances of equity securities were made in private placements under Section 4(2) of the Securities Act and/or Rule 506 of Regulation D under the Securities Act.  The issuances were not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by the consultant or advisor in connection with the issuances.

The total number of outstanding shares of outstanding common stock as of the date of this report is 46,802,697.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

IDEAEDGE, INC.
/s/ Jonathan Shultz
Dated: November 12, 2009	By:
Jonathan Shultz Chief Financial Officer

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